UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 30, 2012

Date of report (Date of earliest event reported)

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, San Francisco, CA	94105
(Address of Principal Executive Offices)	(Zip code)

(415) 278-7000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

Overview

On March 30, 2012, The Gymboree Corporation, a Delaware corporation (the “Company”) entered into an amended and restated credit agreement, by and among the Company, the other borrowers from time to time party thereto, Giraffe Intermediate B, Inc., a Delaware corporation (“Holdings”), the other facility guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent for such lenders (the “Amended and Restated Credit Agreement”), which amends and restates in its entirety the credit agreement, dated as of November 23, 2010, by and among the Company, as successor-in-interest to Giraffe Acquisition Corporation, a Delaware corporation, the other borrowers from time to time party thereto, Holdings, the other facility guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent for such lenders (the “Existing Credit Agreement”). The Amended and Restated Credit Agreement, together with related security, guarantee and other agreements, is referred to as the “ABL Facility”.

The ABL Facility provides for senior secured financing of up to $225.0 million, subject to a borrowing base, and consists of a $213.0 million Tranche A sub-facility and a $12.0 million “first-in, last out” Tranche A-1 sub-facility. Substantially all of the Company’s domestic subsidiaries are co-borrowers with the Company under the ABL Facility. Availability under the ABL Facility is subject to the assets of the Company, its co-borrowers and any subsidiary guarantors (as described below) that are available to collateralize the borrowing and is reduced by the level of outstanding letters of credit. The borrowing base for the Tranche A sub-facility at any time equals the sum of 90% (increasing to 92.5% for the period commencing on September 15th and ending on December 15th of each year) of the appraised net orderly liquidation value of eligible inventory, eligible in-transit inventory and eligible letter of credit inventory, plus 85% of eligible trade accounts receivable, plus 90% of eligible credit card receivables, minus reserves established and modified from time to time. The borrowing base for the Tranche A-1 sub-facility at any time equals 5% (stepping down to 2.5% on March 30, 2014) of the appraised net orderly liquidation value of the eligible inventory, eligible in-transit inventory and eligible letter of credit inventory, minus reserves established and modified from time to time.

Borrowings under the ABL Facility are incurred first under the Tranche A-1 sub-facility, and no borrowings are permitted under the Tranche A sub-facility until the Tranche A-1 sub-facility has been fully utilized. Repayments of the ABL Facility are applied to the Tranche A-1 sub-facility only after the Tranche A sub-facility has been fully paid down. The borrowings incurred under the Tranche A-1 sub-facility are at a higher interest rate, as described in “—Interest Rate and Fees” below. The ABL Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans, and is available in U.S. dollars.

The ABL Facility provides the Company with the right to request up to $125.0 million (or, if less, the amount permitted under the Company’s existing term loan credit facility) of additional commitments under the ABL Facility. The lenders under the ABL Facility will not be under any obligation to provide any such additional commitments, and any increase in commitments is subject to customary conditions precedent. If the Company were to request any such additional commitments and the existing lenders or new lenders were to agree to provide such commitments, the facility size could be increased to up to $350.0 million (subject to any limitations under the Company’s existing term loan credit facility), but the Company’s and its co-borrowers’ ability to borrow under the ABL Facility would still be limited by the amount of the borrowing base.

Interest Rate and Fees

Borrowings under the ABL Facility bear interest at a rate per annum equal to, at the Company’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Bank of America, N.A., (2) the federal funds effective rate plus 0.50% and (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The applicable margin is currently 0.75% for base rate loans and 1.75% for LIBOR loans borrowed under the Tranche A sub-facility, and 2.25% for base rate loans and 3.25% for LIBOR loans borrowed under the Tranche A-1 sub-facility. Commencing with the fiscal quarter beginning on July 29, 2012, the applicable margin for borrowings thereunder will be subject to adjustment each fiscal quarter, based on excess availability. Swingline loans bear interest at a rate per annum equal to the base rate plus the applicable margin.

In addition to paying interest on outstanding principal under the ABL Facility, the Company and its co-borrowers are required to pay a commitment fee in respect of the unutilized commitments thereunder, which is currently 0.375% per annum. Commencing with the fiscal quarter beginning on April 29, 2012, the commitment fee is subject to adjustment based on the amount of unutilized commitments. The Company must also pay customary letter of credit fees and agency fees.

Prepayments.

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the lesser of (a) the commitment amount and (b) the borrowing base, the Company and its co-borrowers will be required to repay outstanding loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. In addition, from the time that excess availability under the ABL Facility is less than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25.0 million for five consecutive business days, until the time when excess availability is equal to or greater than the greater of (a) 12.5% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $25.0 million for 30 consecutive days, or during the continuance of certain events of default, including a payment or bankruptcy event of default and any event of default arising from failure to deliver a borrowing base certificate, failure to comply with the fixed charge coverage ratio described below, failure to comply with certain covenants relating to the bank accounts holding cash or a breach of a representation or warranty made in any borrowing base certificate or any certificate accompanying the delivery of any financial statement, has occurred, the Company and its co-borrowers will be required to repay outstanding loans with the cash required to be deposited daily in a collection account maintained with the administrative agent under the ABL Facility.

The Company may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time subject, in the case of a reduction of the commitments with respect to the Tranche A-1 sub-facility only, to pro forma excess availability on a projected six-month basis of greater than 15% of the lesser of (1) the commitment amount and (2) the borrowing base. Prepayments of the loans may be made without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity

There is no scheduled amortization under the ABL Facility. The principal amount outstanding of the loans under the ABL Facility will be due and payable in full on March 30, 2017.

Guarantees and Security

All obligations under the ABL Facility are unconditionally guaranteed by Holdings and substantially all of the Company’s existing 100%-owned domestic subsidiaries and will be required to be guaranteed by certain of the Company’s future domestic 100%-owned subsidiaries. All obligations under the ABL Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets, the assets of Holdings and the assets of the Company’s subsidiaries that are co-borrowers under, or that have guaranteed, the ABL Facility, including:

•

a first-priority security interest in personal property consisting of accounts receivable arising from the sale of inventory (and other goods and services), inventory, cash and cash equivalents, deposit accounts (other than any designated deposit accounts containing solely the proceeds of collateral with respect to which the obligations under the ABL Facility have only a second-priority security interest), certain securities accounts and certain assets related to the foregoing and, in each case, proceeds thereof;

•

a second-priority pledge of all of the Company’s capital stock directly held by Holdings and a second-priority pledge of all of the capital stock directly held by the Company, any co-borrower, Holdings and any subsidiary guarantors (which pledge, in the case of the capital stock of any foreign subsidiary, is limited to 65% of the voting stock of such foreign subsidiary); and

•	a second-priority security interest in substantially all other tangible and intangible assets, including substantially all real property and intellectual property.

Certain Covenants and Events of Default.

The ABL Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of its subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness;

•	make investments, loans and acquisitions;

•	create restrictions on the payment of dividends or other amounts from restricted subsidiaries;

•	engage in transactions with affiliates;

•	sell assets, including capital stock of subsidiaries;

•	alter the business they conduct;

•	consolidate or merge;

•	incur liens; and

•	engage in sale-leaseback transactions.

Each of the covenants limiting dividends and other restricted payments, investments, loans and acquisitions, incurrence of unsecured or subordinated debt, and prepayments or redemptions of certain indebtedness permit such restricted actions in an unlimited amount so long as certain payment conditions are satisfied, principally that, after giving effect to the transaction, the Company and its co-borrowers must (a) have pro forma and six month projected excess availability under the ABL Facility greater than the greater of (1) 15.0% of the lesser of (i) the commitment amount and (ii) the borrowing base and (2) $35.0 million, and (b) if excess ability is less than or equal to 25.0% of the lesser of (1) the borrowing base and (2) the commitment amount, have a pro forma Consolidated Fixed Charge Coverage Ratio (as defined in the ABL Facility) of at least 1.1 to 1.0 (in the case of dividends and other restricted payments) or 1.0 to 1.0 (in the case of investments, loans and acquisitions, the incurrence of unsecured or subordinated debt or the prepayment or redemption of certain indebtedness).

The ABL Facility provides that from the time when excess availability is less than the greater of (a) 10.0% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $20.0 million, until the time when excess availability is greater than the greater of (a) 10.0% of the lesser of (1) the commitment amount and (2) the borrowing base and (b) $20.0 million for 30 consecutive days, the Company and its co-borrowers will be required to maintain a Consolidated Fixed Charge Coverage Ratio (as defined in the ABL Facility) of at least 1.0 to 1.0.

The ABL Facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default (including change of control and cross-default to material indebtedness).

This description is a summary and is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10. 1 Amended and Restated Credit Agreement, dated as of March 30, 2012, by and among The Gymboree Corporation, the other borrowers from time to time party thereto, Giraffe Intermediate B, Inc., the other facility guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A, as administrative agent and collateral agent for such lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 5, 2012

THE GYMBOREE CORPORATION

By:	/s/ LYNDA GUSTAFSON
Name:	Lynda Gustafson
Title:	Interim Principal Financial Officer and Vice President, Corporate Controller and Treasurer

INDEX TO EXHIBITS

10. 1 Amended and Restated Credit Agreement, dated as of March 30, 2012, by and among The Gymboree Corporation, the other borrowers from time to time party thereto, Giraffe Intermediate B, Inc., the other facility guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A, as administrative agent and collateral agent for such lenders.